Exhibit 5.1

ProQR Therapeutics N.V. Zernikedreef 9 2333 CK Leiden The Netherlands	Allen & Overy LLP Apollolaan 15 1077 AB Amsterdam The Netherlands PO Box 75440 1070 AK Amsterdam The Netherlands Tel +31 20 674 1000 Fax +31 20 674 1111

Amsterdam,	30 June 2017
Subject	Legal Opinion Dutch law
Our ref	0117407-0000001 AMCO:9218161.2

Dear Sirs, Madam,

1.	We have acted as legal counsel to you, ProQR Therapeutics N.V, a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, with its corporate seat in Leiden (the Netherlands) (the Company) on matters of Dutch law in connection with the follow-on public offering up to a maximum of 1,200,000 newly issued ordinary shares (the New Shares) (the Offering).

This legal opinion is rendered to you in order to be filed as an exhibit to the Registration Statement (as defined below).

For the purpose of the Offering, the Company and certain investors (the Investors) have entered into securities subscription agreements dated 28 June 2017 (the Subscription Agreements). For the purpose of the Offering, the Company and Leerink Partners LLC as placement agent (the Placement Agent) have entered into a placement agency agreement dated 28 June 2017 (the Placement Agency Agreement).

On 2 October 2015, the Company filed a registration statement on Form F-3 (File No. 333- 207245) with the U.S. Securities and Exchange Commission (the SEC) relating to the registration by the Company of up to $200,000,000 of any combination of securities of the types specified therein, which was declared effective on 19 October 2015 (the Registration Statement), and the form of prospectus included in it (the Base Prospectus), as supplemented by the prospectus supplement dated 28 June 2017, and filed with the SEC on 30 June 2017, pursuant to Rule 424 under the Securities Act of 1933, as amended. The term Prospectus shall mean the final prospectus supplement to the Base Prospectus that describes the Securities and the Offering (the Final Prospectus Supplement), together with the Base Prospectus, in the form first used by the Investors to confirm their subscription for the New Shares or in the form first made available to the Investors by the Company to meet requests of the Investors. References herein to the Prospectus shall refer to both the prospectus supplement and the Base Prospectus components of such prospectus.

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Warsaw and Washington, D.C. and Yangon.

On 14 November 2016, the Company filed a Report of Foreign Private Issuer pursuant to Rule 13a-16 or 15d-16 of the Securities Exchange Act of 1934 (the Form 6-K).

On 31 March 2017, the Company filed an annual report for the fiscal year ended 31 December 2016 pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 20-F with the SEC (the Form 20-F).

We have examined and relied upon the following documents in rendering this legal opinion:

(a)	a pdf copy of the executed Subscription Agreements;

(b)	a pdf copy of the executed Placement Agency Agreement;

(c)	a pdf copy of the Registration Statement;

(d)	a pdf copy of the Base Prospectus;

(e)	a pdf copy of the Final Prospectus Supplement;

(f)	a pdf copy of the Form 6-K;

(g)	a pdf copy of the Form 20-F;

(h)	an electronic copy of the registration of the Company in the trade register of the Chamber of Commerce (Trade Register, Handelsregister) dated 29 June 2017, and confirmed to us by telephone by the Trade Register to be correct on 29 June 2017 (the Excerpt);

(i)	a pdf copy of the written resolution of the extraordinary general meeting of the Company dated 15 September 2014;

(j)	a pdf copy of the minutes of the annual general meeting of the Company held on 10 May 2017;

(k)	a pdf copy of the written resolution of the Company’s supervisory board (the Supervisory Board) dated 29 June 2017;

(l)	a pdf copy of the written resolution of the Company’s management board (the Management Board) dated 29 June 2017;

(m)	a pdf copy of the written resolution of the Company’s pricing committee established for the purpose of the Offering dated 29 June 2017;

(n)	a pdf copy of the internal rules for the Management Board adopted by the Management Board on 23 September 2014 (the Management Board Rules);

(o)	a pdf copy of the internal rules for the Supervisory Board adopted by the Supervisory Board on 23 September 2014 (the Supervisory Board Rules);

(p)	a pdf copy of the deed of incorporation (akte van oprichting) of the Company, as executed by a civil-law notary on 21 February 2012;

(q)	a pdf copy of the deed of amendment of the articles of association (statuten) of ProQR Therapeutics B.V., as executed by a civil-law notary on 15 September 2014;

(r)	a pdf copy of the articles of association (statuten) of the Company dated 22 June 2016 (the Articles of Association); and

(s)	a pdf copy of the deed of issue of the New Shares in the Company to The Depositary Trust Company or Cede & Co as nominee of The Depositary Trust Company dated 29 June 2017 (the Deed of Issue).

The documents (i) up to and including (m) are collectively referred to as the Resolutions.

Unless explicitly stated in this legal opinion, we have not examined any other agreement, deed or document entered into by or affecting the Company or any other corporate records of the Company and have not made any other inquiry concerning it.

This legal opinion is rendered to you at your request.

2.	We assume:

(a)	the genuineness of all signatures on the documents referred to in paragraph 1 above;

(b)	the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to originals of all documents submitted to us as copies or by electronic means;

(c)	that the Final Prospectus Supplement has been filed with the SEC, and shall become effective, in the form referred to in this legal opinion;

(d)	(i) that the Management Board Rules and the Supervisory Board Rules are the regulations as in force on the date hereof; and (ii) the Articles of Association of the Company are its articles of association (statuten) currently in force. Although not constituting conclusive evidence thereof, the Extract supports item (ii) of this assumption;

(e)	that the Resolutions have been made with due observance of the provisions of, to the extent relevant, the Articles of Association and the Management Board Rules and the Supervisory Board Rules relating to the convening of meetings and the making of resolutions (although not constituting conclusive evidence thereof, failure to observe such provisions is not apparent on the face thereof), the Resolutions have not been and will not be annulled, modified, revoked or rescinded and are in full force and effect as at the date hereof, and that each factual confirmation and statement in those Resolutions (including any confirmation or statement on conflict of interest (tegenstrijdig belang)) is correct;

(f)	none of the opinions stated in this opinion letter will be affected by any foreign law;

(g)	that the documents referred to in paragraph 1 above (other than the Subscription Agreements and the Placement Agency Agreement) were at their date, and have through the date hereof remained, accurate and in full force and effect; and

(h)	(i) the New Shares will be issued pursuant to the Deed of Issue; (ii) all parties to the Deed of Issue other than the Company (if any) will have the corporate power to execute the Deed of Issue; (iii) all parties to the Deed of Issue other than the Company (if any) will take all corporate action required to execute the Deed of Issue and to issue the New Shares; and (iv) all parties to the Deed of Issue other than the Company (if any) will be validly represented by the persons signing the Deed of Issue on their behalf.

3.	This legal opinion is limited to the laws of the Netherlands currently in force (unpublished case law not included), excluding tax law (except as specifically referred to herein), the laws of the EU (insofar as not implemented in Dutch law or directly applicable in the Netherlands), market abuse laws and competition or procurement laws.

No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to the date hereof.

We express no opinion as to matters of fact in this legal opinion. We assume that there are no facts not disclosed to us, which could affect the conclusions in this legal opinion.

Our willingness to render this opinion letter is based on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) all matters related to the legal relationship between yourself and Allen & Overy LLP and all individuals associated with Allen & Overy LLP, including the above submission to jurisdiction, are governed by Dutch law and the general terms and conditions of Allen & Overy LLP, (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under the insurance policy of Allen & Overy LLP in the matter concerned and (iv) no person other than Allen & Overy LLP may be held liable in connection with this legal opinion.

This legal opinion is strictly limited to the matters stated in it and does not relate to any other agreement or matter and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representation, warranty or other statement or other information as to factual matters contained in any document referred to herein or examined in connection with this opinion except as expressly confirmed herein.

4.	Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

(a)	Corporate status. The Company has been duly incorporated and is validly existing as a public limited liability company (naamloze vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands.

(b)	Offer Shares. The New Shares have been duly authorized, and when issued pursuant to the Deed of Issue and accepted in accordance with the Subscription Agreements, the Placement Agency Agreement, the Resolutions, the Articles of Association and the Deed of Issue, the New Shares will be validly issued, fully paid and non-assessable.

5.	This legal opinion is subject to the following qualifications:

(a)	The opinions expressed in this legal opinion may be affected or limited by (i) the general defences available to obligors under Netherlands law in respect of the validity and enforceability of agreements; and (ii) the provisions of any applicable bankruptcy (faillissement), insolvency, moratorium (surseance van betaling), fraudulent conveyance (Actio Pauliana), reorganisation and other or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

(b)	As used in the opinions in paragraph 4 of this opinion letter, the term “non-assessable” – which term has no equivalent in Dutch – means that a holder of a share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such share.

(c)	Under Dutch law, each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by the Company will terminate by force of law and without notice, upon bankruptcy of the Company. To the extent that the appointment by the Company of a process agent would be deemed to constitute a power of attorney or a mandate, this qualification would apply.

(d)	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

6.	In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not always be identical to the concepts described by the English terms as such terms may be understood under the laws of other jurisdictions. This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by Dutch law.

7.	This legal opinion is given exclusively in connection with our representation of the Company and for no other purpose.

8.	Notwithstanding the previous sentence, this opinion may be disclosed, quoted, or referred to without our written express consent (i) if such disclosure, quotation or reference without our written consent is required by law, court order or any competent regulatory authority, provided that you shall notify us immediately or as soon as otherwise possible after such disclosure, quotation or reference or (ii) to the extent that such disclosure, quotation or reference is required (a) to any of your insurers in respect of any claim or potential claim against you or (b) for evidence in court or similar proceedings in which you are a defendant, provided, in each of the events referred to in (a) and (b), that you shall notify us prior to any such disclosure, reference or quotation being made.

9.	We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to Allen & Overy LLP in the Final Prospectus Supplement under the caption “Legal Matters”.

Yours faithfully,

/s/ Allen & Overy LLP

Allen & Overy LLP

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